Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated April 12, 2021, except for the effects of the reverse stock split discussed in Note 14 to the consolidated financial statements, as to which the date is May 12, 2021, related to the consolidated financial statements of Digital Brands Group, Inc (the “Company”) as of December 31, 2020 and 2019, and for the years then ended, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

Newport Beach, California
December_23, 2021